MOVIE STAR, INC.
                       1115 Broadway, New York, NY 10010
                                  212-798-4700
                                Fax 212-213-4925

                  Movie Star, Inc. Appoints Three New Directors

New York, New York (April 14, 2004)--Movie Star, Inc. (AMEX: MSI), today announced the appointment of Peter Cole, John L. Eisel and Thomas Rende to its Board of Directors, which expands the Company's Board to seven directors. The addition of Messrs. Cole and Eisel, each of whom qualifies as an "independent" director, brings the total number of independent directors to four and enables the Company to comply with the corporate governance rule of the American Stock Exchange which requires that the board of each listed company be comprised of a majority of independent directors. Messrs. Cole and Eisel were recommended to Movie Star by Michael Tokarz, the Manager of TTG Apparel, LLC, following its February 17, 2004 acquisition of 22.7% of the Company's outstanding common stock.

Peter Cole is the Chairman of the Board and Chief Executive Officer of Qwiz(R), a leading provider of pre-employment competency assessment solutions and training needs analysis. Qwiz(R) is headquartered in Roswell, Georgia. Prior to joining Qwiz(R), Mr. Cole was a Managing Director at Citibank from 1994 to 2000. Mr. Cole earned a B.A. degree in economics from the University of Vermont.

John L. Eisel is a Partner at Wildman, Harrold, Allen & Dixon, a law firm located in Chicago, Illinois. Mr. Eisel's primary areas of practice are mergers and acquisitions and securities regulation. Mr. Eisel is currently Chairman of the firm's Transactional Department and from 1994 to 1999 he was Chairman of the firm's management committee. He earned a B.S. degree and J.D. from the University of Illinois.

Thomas Rende is the Company's Chief Financial Officer. Mr. Rende has been with Movie Star since 1989 when he joined the Company in the finance department as a staff accountant. He has been the Company's Chief Financial Officer since 1999. Mr. Rende earned a B.S. degree in accounting from the State University of New York College at Oneonta.

Mel Knigin, Interim Chairman of the Board, stated: "Peter Cole and John Eisel are two talented and experienced businessmen whose advice and counsel will be an asset to us as we look to position the Company for growth. Thomas Rende has been a talented and dedicated officer of the Company for more than five years. Under Mr. Rende's guidance and structure, the Company's financial position has significantly improved."

MOVIE STAR, INC. produces and sells ladies apparel, including sleepwear, robes, leisurewear, and daywear. Current collections include the Cinema Etoile premium line of intimate apparel and the Movie Star line of apparel sold as private label programs.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations;
fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the risk factors listed from time to time in the Company's SEC reports.




CONTACT:                                          INVESTOR RELATIONS:
Movie Star, Inc.              -or-                SM Berger & Company, Inc.
Thomas Rende, CFO                                 Stanley Berger
(212) 798-4700                                    (216) 464-6400